SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Amerigon Incorporated

(Name of Registrant as Specified in its Charter)

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Amerigon Incorporated

21680 Haggerty Road

Suite 101

Northville, Michigan 48167

NOTICE OF ANNUAL MEETING

Dear Stockholder:

On Thursday, May 15, 2008, Amerigon Incorporated (the “Company”, “Amerigon”, “we” or “us”), will hold its 2008 Annual Meeting at the Company’s offices located at 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. The meeting will begin at 9:30 a.m. (local time).

Only holders of the Company’s common stock at the close of business on the record date, April 10, 2008, are eligible to vote at the Annual Meeting or any adjournments that may take place. At the Annual Meeting, the Company’s stockholders will be asked to consider and act on the following matters:

1.	The election of directors to the Board of Directors; and

2.	Such other business as may properly be presented at the meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and return it in the prepaid envelope as promptly as possible to ensure your representation at the meeting. If you return the proxy, you may withdraw your proxy and vote your shares in person if you attend the meeting.

A copy of our 2007 Annual Report, which includes audited financial statements for the year ended December 31, 2007, is being mailed with this proxy statement. We expect that this proxy statement and accompanying proxy will be first sent or given to shareholders on or about April 21, 2008.

By order of the Board of Directors,

Barry G. Steele

Secretary

i

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	You are being asked by the Board of Directors to vote on the election of nominees to serve on the Board of Directors. The election is described on page 4 and information about the nominees can be found beginning on page 4.

Q:	How does the Board of Directors recommend I vote?

A:	The Board of Directors recommends a vote FOR each of its nominees to serve on the Board of Directors.

Q:	Who is entitled to vote?

A:	Only holders of the Company’s common stock or Series A preferred stock at the close of business on the record date, April 10, 2008, are eligible to vote at the Annual Meeting.

Q:	How do I vote?

A:	Complete, sign and date each proxy card you receive and return it in the prepaid envelope so that we receive it before the meeting, or, if you are the registered owner of the shares on the record date, attend the meeting and vote in person.

Q:	If I return a proxy card, can I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting by notifying the Company of your revocation or by returning a later-dated proxy card to the Company. If you wish to revoke your proxy, notification or a later-dated proxy card must be sent to Barry Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167, and received by Mr. Steele by 5:00 p.m. on May 16, 2007.

Your attendance at the meeting will not have the effect of revoking any proxy you have given unless you give written notice of revocation to Mr. Steele before the proxy is voted.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit the Company or its transfer agent to verify the validity of proxies, and to tabulate and certify the vote; (2) as required by law; or (3) as appropriate in limited circumstances, such as a proxy contest in opposition to the Board of Directors.

Q:	How do I make sure my vote is counted?

A:	Whether or not you plan to attend the meeting, complete, date and sign each proxy card you receive and return it as promptly as possible so it is received before the meeting. In the absence of instructions, shares represented by valid proxies will be voted as recommended by the Board of Directors.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. Whenever possible, we encourage you to have all accounts registered in the same name and address. You can accomplish this by contacting our transfer agent, Computershare Limited, in writing at 1745 Gardena Avenue, Suite 200, Glendale, California 91204, or by telephone at (800) 962-4284.

Q:	What vote is required to elect Directors and approve the proposals?

A:	As of the record date, April 10, 2008, 22,137,035 shares of the Company’s common stock were issued and outstanding. Each common stockholder is entitled to one vote for each share held. A quorum must be established before the voting may proceed. For a description of a “quorum,” please see “What is a quorum?” below. With respect to the election of directors, the seven nominees who receive the most votes will be elected directors. Withheld votes will not be deemed votes in determining which nominee receives the most votes.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares entitled to vote. In order to transaction business at the Annual Meeting, a quorum must be present. For determining whether a quorum is present, shares represented at the Annual Meeting in person or by proxy are treated as present. Additionally, shares held by brokers or nominees who return signed and dated proxy cards will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.” Abstentions will also be counted as present for quorum purposes.

Q:	Can I cumulate my votes for directors?

A:	You can cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of your shares) for directors if (1) the nominee’s or nominees’ names you wish to vote for were placed in nomination prior to the commencement of voting and (2) you gave us notice of your intention to cumulate votes prior to the commencement of voting. As of the date of this proxy statement, we have not received notice from any stockholder that he, she or it intends to cumulate votes.

If you decide to cumulate your votes, and you comply with the requirements described above, you will be entitled to cast a number of votes equal to the number of shares you hold multiplied by seven (the number of directors to be elected). You may then decide to cast these votes for a single nominee or to distribute your votes among two or more nominees. If any stockholder cumulates votes for directors, every other stockholder will also be entitled to cumulate votes for directors.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than those items described in this proxy, if any other business is presented at the Annual Meeting, a signed proxy card gives authority to Daniel R. Coker, President and Chief Executive Officer of the Company, and Barry Steele, Vice-President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company, to vote on such matters at their discretion, to the extent permitted by law.

Q:	When are shareholder proposals for the 2009 Annual Meeting due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement and form of proxy must be submitted in writing to Barry Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167 by December 22, 2008. We must receive notice at the same address by March 7, 2009 of all shareholder proposals to be presented at the 2009 Annual Meeting but not included in next year’s proxy statement and form of proxy. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies at their discretion. Any proposal must comply with federal securities laws.

Q:	Who is soliciting my proxy?

A:	This solicitation is being made by the Board of Directors on behalf of the Company.

Q:	Is this proxy statement available on the Internet?

A:	This proxy statement is available, free of charge, at the Company’s website www.Amerigon.com; however, the only means by which you are able to deliver your proxy is by dating and signing each proxy card you receive and return it as promptly as possible so it is received before the meeting.

Q:	Who bears the cost of this proxy solicitation, and are there any paid solicitors?

A:	The Company bears the entire cost of soliciting proxies in the enclosed form. We may supplement our solicitation of proxies by mail with telephone, telegraph or personal solicitation by our officers or other regular employees. We will not pay any additional compensation to them for these services. We have also hired Computershare Limited to assist in the distribution of proxy materials and solicitation of votes for a fee of approximately $2,500, plus estimated out-of-pocket expenses of approximately $2,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries upon request for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

BOARD OF DIRECTORS

There are seven nominees for election to the Board of Directors of the Company:

Lon E. Bell, Ph.D.

Francois J. Castaing

Daniel R. Coker

John M. Devine

Maurice E.P. Gunderson

Oscar B. Marx III

James J. Paulsen

The Board of Directors unanimously recommends a vote FOR each of the nominees.

All directors are elected annually and serve a one-year term until the next annual meeting. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unavailable to stand for re-election at the Annual Meeting, the Board of Directors may designate a substitute and proxies not withholding votes for the original nominee will be cast for the substitute. Proxies may not be voted for a greater number of persons to the Board of Directors than the number of nominees named herein. Each of the nominees are current members of the Board of Directors. The following table sets forth certain information regarding the seven nominees for election to the Board of Directors for one-year terms.

Name	Age	Biographical Information	Director Since
Lon E. Bell, Ph. D.	67	Founded Amerigon in 1991 and has served as President and Chief Executive Officer of the Company’s BSST subsidiary since 2000. Dr. Bell served as Director of Technology until 2000, Chairman of the Board and Chief Executive Officer until 1999, and President until 1997. Dr. Bell received a B.S. in mathematics, a M.S. in rocket propulsion and a Ph.D. in mechanical engineering from the California Institute of Technology.	2007

Francois J. Castaing	62	Retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation in senior vice-presidential positions. From 1980 to 1987, Mr. Castaing was Vice President of Engineering and Group Vice President Product and Quality of American Motors, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing is currently Chairman of the Detroit Science Center. He serves also on the board of FIRST: For Inspiration and Recognition of Science and Technology, a non-for-profit foundation. Mr. Castaing is a director of publicly traded TRW Automotive Holdings Corp. and privately held Durakon Industries.	2001

Daniel R. Coker	55	President and Chief Executive Officer of Amerigon since 2003. Mr. Coker joined Amerigon in 1996 as Vice President of Sales and Marketing. Prior to joining Amerigon, Mr. Coker worked with Arvin, Inc. from 1986 through 1995 as Vice President and General Manager of North American Operations. Mr. Coker received his bachelor’s degree from Tennessee Technological University.	2007

Name	Age	Biographical Information	Director Since
John M. Devine	63	Executive Chairman since January 2008 and Acting Chief Executive Officer since February 2008 of Dana Holding Corporation, a publicly traded $8.7 billion supplier to the global automotive, commercial vehicle and off-highway markets. Retired in 2006 as Vice Chairman and Chief Financial Officer of General Motors Corporation, positions he held from 2001 to 2006. Prior to joining General Motors, Mr. Devine served as Chairman and Chief Executive Officer of Fluid Ventures, LLC, an Internet start-up investment company. Previously, Mr. Devine spent 32 years at Ford Motor Company, where he last served as Executive Vice President and Chief Financial Officer. Mr. Devine holds a B.S. in economics from Duquesne University and an M.B.A. in business administration from the University of Michigan.	2008

Maurice E.P. Gunderson	56	Venture Partner at CMEA Ventures, a San Francisco-based venture capital firm, and the Managing Member of the consulting firm Shingebiss, LLC. Previously, Mr. Gunderson spent 15 years as the co-founder and Managing Director of Nth Power, a venture capital firm specializing in investments emerging from the global restructuring of the energy industry. Mr. Gunderson received a B.A. and M.S. in mechanical engineering from Oregon State University and an M.B.A. from Stanford University. Mr. Gunderson is a director of the following privately-held companies: STM Power, Inc., Superportonic, Inc. and Pentadyne Power, Inc.	2007

Oscar B. Marx, III	69	Chairman of the Board of Directors since 1999 and Chief Executive Officer of the Company from October 2001 through March 2003. Mr. Marx served as President and CEO of TMW Enterprises, Inc., a private investment firm located in Troy, Michigan, from 1995 to 2001. In 1994, Mr. Marx was President and Chief Executive Officer of Electro-Wire Products (predecessor to TMW Enterprises, Inc.), a major supplier of electrical distribution systems to the automotive industry. Mr. Marx retired from Ford Motor Company in 1994 as Vice President of its Automotive Components Group (currently known as Visteon Corporation). Mr. Marx is a director of publicly traded Parametric Technology Corporation and privately-held Ritz Interactive, Inc.	1999

James J. Paulsen	68	Retired Ford Motor Company senior executive. Until his retirement in 1995, Mr. Paulsen served as President of Ford’s China Operations, with responsibilities for initiating Ford’s entry into the China market. He was also Executive Director of the Corporate Quality Control Office reporting to the company President. Mr. Paulsen has served as General Manufacturing Manager for several of Ford’s major component divisions.	1999

EXECUTIVE OFFICERS

Daniel R. Coker, 55, was appointed President and Chief Executive Officer in March 2003. He was appointed to the Board of Directors in February, 2007. Mr. Coker also served on the Company’s Board of Directors from 2003 to 2004. Additional information concerning Mr. Coker can be found above under the heading “Board of Directors.”

Lon E. Bell, Ph.D., 67, has served as President of BSST, our research and development subsidiary, since September 2000. He was appointed to the Board of Directors in February, 2007. Dr. Bell founded Amerigon in 1991 and previously served as a member of the Board of Directors from that date until 2004. Additional information concerning Dr. Bell can be found above under the heading “Board of Directors.”

Barry G. Steele, 37, was appointed Vice President Finance and Chief Financial Officer in 2004 and Secretary and Treasurer in 2005. Prior to joining Amerigon, Mr. Steele worked since 1997 in a number of senior financial management positions, including Chief Financial Officer for Advanced Accessory Systems, LLC, a global supplier of specialty accessories to the automotive industry. Prior to 1997, Mr. Steele worked in the public accounting profession. Mr. Steele received a bachelor’s degree from Hillsdale College in 1992.

James L. Mertes, 55, has served as Vice President of Quality and Operations since 1994. He joined the Company in 1993 as Vice President of Quality. Prior to 1993, Mr. Mertes was Director of Quality at TRW Sensor Operations, a unit of TRW Inc.

Daniel J. Pace, 56, has served as Vice President of Sales and Marketing since 2003. He joined the Company in 1996 as National Sales Manager. Prior to 1996, Mr. Pace was Program Manager at Leckie & Associates, a Michigan based manufacturers’ representative agency.

Sandra L. Grouf, 48, was appointed Chief Information Officer in 2006 and has held the position of Chief Financial Officer of our research and development subsidiary, BSST, since 2001. Ms. Grouf served as Treasurer and Secretary of Amerigon from 1999 through 2005 and as Chief Financial Officer from 2001 to 2003. She joined the Company in 1998 as Manager of General Accounting and was appointed Corporate Controller in 1999. Previously, she worked with Pro-One Manufacturing Incorporated, a custom motorcycle accessory manufacturer and supplier, from 1994 through 1997, as Corporate Controller and Treasurer.

Officers of the Company serve at the pleasure of the Board of Directors.

CORPORATE GOVERNANCE INFORMATION

Board Meetings and Attendance by Directors

During 2007, four regular meetings and one special meeting of the Board of Directors were held and, with only one exception as noted below, each director attended every Board of Directors’ meeting and all of the meetings held by all committees on which he served. Former director John Clark attended three of the four regular meetings of the Board of Directors during 2007.

Annual Meeting of Shareholders and Attendance by Directors

The Board of Directors adopted the following policy with regard to director attendance at annual meetings:

Members of the Board of Directors are strongly encouraged to attend the Company’s annual meeting of shareholders in person. If attendance in person is not possible, members of the Board of Directors are strongly encouraged to attend the Company’s annual meeting of shareholders via telephone or similar communication equipment. The Board of Directors will use reasonable efforts to schedule the annual meeting of shareholders on such a date so as to maximize the attendance of its members.

At the 2007 Annual Meeting of Shareholders, all seven then-current board members were in attendance either in person or by telephone.

Independence of the Board of Directors

Upon consideration of the criteria and requirements regarding director independence set forth in rules promulgated by The Nasdaq Stock Market, Inc. (“Nasdaq”), the Board of Directors has determined that, upon election of the above nominees for director, a majority of the members of the Board of Directors will be “independent directors” as such term is defined in Nasdaq listing requirements. Specifically, the Board has determined that Messrs. Castaing, Devine, Gunderson, Marx and Paulsen each meet such criteria and requirements. The foregoing directors are sometimes referred to herein as the “Independent Directors.” The Independent Directors meet in a separate executive session immediately following each regular meeting of the Board of Directors or, if such a meeting is not possible, then within a reasonable period of time thereafter.

Nominations

The Board has determined that, for efficiency reasons, it is appropriate for the Company not to form a nominations committee but instead to have all nominations for director positions determined by a majority of the Independent Directors meeting in executive session. The Independent Directors all participated in determining this year’s nominees for election to the Board of Directors. All nominees for election to the Board of Directors are current members of the Board of Directors and are standing for re-election. Director Devine was appointed to the Board of Directors in January, 2008 to fill a vacancy on the Board created by the resignation of former director John Clark. Mr. Devine’s appointment was based on the recommendation of the Independent Directors and Mr. Devine was introduced to the Independent Directors by our Chairman of the Board.

The Board of Directors has determined it is important that the Company, as a relatively small yet very technically-oriented company, have, as directors, individuals that have sufficient technological experience in the industry in which the Company operates. Because the number of security holders of the Company is relatively small, and the above qualifications are sufficiently specific, the Board has determined that no formal policy is necessary with regard to the consideration of any director candidates recommended by security holders; notwithstanding the absence of such a formal policy, the Board is willing to accept recommendations from security holders of director candidates. Security holders interested in nominating director candidates must comply with the procedures outlined in the section below-entitled “Security Holder Communication to the Board of Directors.”

The Independent Directors, meeting in executive session, will consider all nominees for director positions proposed by security holders, management or other directors in the same manner. The Independent Directors will select from the list of such proposed candidates for additional review those candidates it considers to be qualified. A person’s automotive industry experience, contacts in the automobile industry, judgment, technical expertise, financial expertise, independence and understanding of Amerigon’s business are all qualifications considered to be desirable by the Independent Directors. The Independent Directors may, if they so choose, discuss such candidates with the full Board of Directors for additional input. The Independent Directors then will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

Security Holder Communication to the Board of Directors

Security holders wishing to send communications directly to the Board of Directors or to a specific member of the Board of Directors are asked to send such communications via U.S. Mail to the attention of Barry Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. Security holders sending such communications should clearly mark the item as intended for delivery to the Board of Directors or to a specific member of the Board of Directors of Amerigon. Mr. Steele has been instructed by the Board to screen each communication so received only for the limited purposes of ascertaining (1) whether such communication is indeed from a security holder and (2) whether such communication relates to Amerigon. Mr. Steele will promptly forward copies of all such communications that pass his limited screening to each member of the Board, in the case of communications to the entire Board, or to the particular member addressee. Delivery by Mr. Steele will be completed by mail, facsimile or e-mail, as Mr. Steele determines is appropriate. In the event Mr. Steele ceases to be the Secretary of Amerigon, his successor in such office will fulfill his duties described above.

Audit Committee

An Audit Committee has been established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is currently comprised of Independent Directors Devine, Castaing, Marx and Paulsen.

The Audit Committee represents the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on the Company’s website at www.amerigon.com under the link “About Us”; a copy may also be obtained free of charge by delivering written request to: Barry Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. The Audit Committee held six meetings during 2007.

Under Nasdaq listing requirements, listed companies must have audit committees comprised of at least three members who meet a heightened standard of independence. Upon consideration of the criteria and requirements regarding such heightened standard of independence, the Board of Directors has determined that all four members of the Audit Committee meet such criteria and requirements and are “independent” for such purposes.

The Board has also reviewed the experience, qualifications and skills of each member of the Audit Committee and determined that Mr. Marx, (who, as noted above, meets the Nasdaq heightened standard of independence for audit committee purposes) is an “audit committee financial expert,” as such term is used in Item 401 of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934. Mr. Marx’s experience that qualifies him as our Audit Committee Financial Expert includes his experience as the Chief Executive Officer of a major automotive industry supplier and his experience as Vice-President of Ford Motor Company’s Automotive Components Group, and his recent experience as the President and Chief Executive Officer of a private investment firm. Other members of the Audit Committee may also qualify as “audit committee financial experts.”

Compensation Committee

The Company’s Compensation Committee bears responsibility for evaluating the Chief Executive Officer’s and all other executive officers’ performance, including with respect to any established goals and objective, and reviewing and making recommendations to the Board with respect to all direct and indirect compensation, benefits and perquisites (cash and non-cash) for the executive officers based on such evaluation. The Compensation Committee has no formal written charter, but acts pursuant to authorizing board resolutions. The Company’s Compensation Committee is currently comprised of two Independent Directors, Messrs. Gunderson and Paulsen. The Compensation Committee held four meetings during 2007.

The Compensation Committee may delegate any of its responsibilities to subcommittees as the Compensation Committee deems appropriate. The Committee has the authority to retain compensation consultants to assist in the evaluation of compensation, and has the sole authority to retain and terminate such firms and to approve their fees and other retention terms. The Compensation Committee also has authority to retain other advisors. Consultants and advisors were retained by the Compensation Committee during 2007 for the purpose of supplying compensation survey data, but not for the purpose of determining or recommending the amount or form of compensation for our directors or executive officers.

Proposals regarding compensation of executive officers and directors (including recommending bonus formulas and plans, performance measures, compensation and award levels, and payout amounts) are generally made by management after review by the Chairman of the Board. The Company’s Secretary generally prepares materials and agendas for Compensation Committee meetings, attends the meetings and keeps the minutes of the meetings. The Company’s Chief Executive Officer generally attends Compensation Committee meetings, but is not present during voting or deliberations regarding his compensation.

In evaluating proposals regarding compensation, the Compensation Committee relies primarily on its members’ review of information from various publications and hired consultants, their extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2007, Mr. Paulsen and former director John W. Clark comprised the Compensation Committee. As of January 2, 2008, Messrs. Gunderson and Paulsen comprised the Compensation Committee. No member of the Compensation Committee is or was a former or current officer or employee of the Company or any of its subsidiaries. No member of the Compensation Committee has or had any relationship requiring disclosure by us pursuant to Securities and Exchange Commission rules regarding disclosure of related party transactions.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Such code may be viewed on the Company’s website, www.amerigon.com under the link “About Us”; a copy may also be obtained free of charge by delivering written request to: Barry Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver from, a provision in our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our website at www.amerigon.com within four business days following the date of the amendment or waiver.

Certain Transactions

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted, by written board resolution, a policy with respect to proposed related party transactions. In general, it is Amerigon’s policy to submit all proposed related party transactions (those that may require disclosure under Regulation S-K, Item 404) to the Independent Directors for approval. Only those related party transactions approved by the Independent Directors will be consummated. The policy instructs the Independent Directors only to approve those transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party. If an Independent Director has any interest in a related party transaction presented to the Independent Directors for approval, such director is required to abstain from the vote to approve or not approve the transaction. Examples of related party transactions covered by our policy are transactions in which any of the following individuals has or will have a direct or indirect material interest: any of our directors or executive officers, any person who is known to us to be the beneficial owner of more than five percent of our common stock, and any immediate family member of one of our directors or executive officers or person known to us to be the beneficial owner of more than five percent of our common stock. Transactions that involve all salaried employees generally are not covered by our approval policy. Our policy also requires that all related party transactions be disclosed in our filings with the SEC to the extent required by the SEC’s rules, and that they be disclosed to the full board of directors.

Transactions with Related Persons During 2007

During 2007, there were no related party transactions requiring disclosure under Regulation S-K, Item 404.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed, and discussed with management our financial statements as of December 31, 2006 and 2007 and for each of the two years in the period ended December 31, 2007. The Audit Committee has discussed with the Company’s independent accountants for 2007, Grant Thornton LLP (“GT”), our financial statements as of December 31, 2007 and for the year ended December 31, 2007 (the Company’s independent accountants for 2006 were PricewaterhouseCoopers LLP (“PwC”) and, during 2006, the Audit Committee discussed with those prior auditors our financial statements financial statements as of December 31, 2006 and for the year ended December 31, 2006). In addition, we have discussed with GT the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received and reviewed the written disclosures and the letter from GT required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and we have discussed with that firm its independence. We have considered whether the provision of permissible non-audit services is compatible with maintaining the accountant’s independence. We also have discussed with management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for internal controls and the financial reporting process. The independent accountants engaged by the Company are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the reports of GT and PwC with respect to the audited financial statements, and relying thereon, we have recommended to the Board of Directors the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

It is the Audit Committee’s policy and practice to review and approve in advance all services, audit and non-audit, to be rendered by the independent auditor. The Audit Committee does not delegate this responsibility or any other committee function to Company management. Fees billed by the independent auditors for 2007 and 2006 (in thousands), all which were approved by the Audit Committee in accordance with its established policies and procedures, were as follows:

	2007	2006
Audit Fees	$221	$406
Audit-Related Fees: Audit Opinion Consent Letter for S-8 Filing	—	3
All Other Fees	4	—

	$225	$409

The Company’s independent auditor does not generally provide tax compliance, tax advice and tax planning services to the Company. A separate firm has been engaged by the Company to provide such services.

On March 14, 2007, PwC stated to the Company that it was declining to stand for re-election as the Company’s independent registered public accounting firm. PwC’s reports on the Company’s financial statements for the years ended December 31, 2006 and 2005 did not contain adverse opinions or disclaimers of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. PwC’s decision to not stand for re-election was made unilaterally by PwC. During the years ended December 31, 2006 and 2005 and through March 14, 2007, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make a reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such years. During the years ended December 31, 2006 and 2005 and through March 14, 2007, there were no “reportable events,” as described in Item 304(a)(1)(v) of Regulation S-K. On March 19, 2007, the Company disclosed that PwC had declined to stand for re-election as the Company’s independent accounting firm by filing a Current Report on Form 8-K with the Securities and Exchange Commission. The Company provided PwC with a copy of such Current Report and requested that PwC furnish a letter addressed to the Securities and Exchange Commission stating whether or not PwC agreed with such information and disclosures. PwC furnished a letter addressed to the Securities and Exchange Commission dated March 19, 2007 stating that it agreed with the statements concerning PwC made in such Current Report.

On March 30, 2007, GT was engaged to become our independent accountants for 2007. Prior to such engagement, neither the Company, nor anyone acting on the Company’s behalf, consulted with GT with respect to any matters concerning the application of accounting principles to a specific transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements. On April 2, 2007, the Company disclosed the engagement of GT as our independent accountants for 2007 by filing a Current Report on Form 8-K with the Securities and Exchange Commission. The Company provided GT with a copy of such Current Report, which included the information and disclosures contained in this paragraph, and gave GT an opportunity to prepare a letter addressed to the Securities and Exchange Commission containing new information, clarifications or an expression that GT did not agree with such information or disclosures. GT indicated to the Company that such a letter is unnecessary and will not be prepared as GT did not have any new information or clarifications concerning, and GT agreed with, such information and disclosures.

The Audit Committee has selected GT to continue to serve as our independent accountants for 2008. Representatives of GT will be present at the Annual Meeting and will have an opportunity to make a statement if they so choose. They will also be available to respond to appropriate questions at such time.

By the Audit Committee

Francois J. Castaing

John M. Devine

Oscar B. Marx, III

James J. Paulsen

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee on Executive Compensation

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below under the caption “Executive Compensation – Compensation Discussion and Analysis” with our management. Based on this review and discussion, our Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

By the Compensation Committee

Maurice E.P. Gunderson

James J. Paulsen

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Significant Shareholders

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 18, 2008 by each person known to us to be a beneficial owner of more than 5% of the outstanding common stock. Beneficial ownership includes any shares which a person has the right to acquire within 60 days after the date of calculation, including shares that may be purchased by the exercise of stock options or the exercise of warrants to purchase stock. The “percent of class” calculation for each person is based on this inclusive definition of beneficial ownership. Except as expressly noted, each person listed has sole voting power and investment power with respect to all shares of capital stock listed as beneficially owned by such person.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC (a)	3,262,309	(a)	14.8%
Gilder, Gagnon, Howe & Co. LLC (b)	2,407,092	(b)	10.9%
PowerShares Capital Management LLC (c)	1,671,650	(c)	7.6%
Arbor Capital Management, LLC (d)	1,611,900	(d)	7.3%

(a)	FMR LLC (“FMR”) is the successor to FMR Corp. and the parent of Fidelity Management & Research Company (“Fidelity”), an investment advisor to various investment companies, including Fidelity Small Cap Stock Fund (“Small Cap”). The shares reported as owned by FMR include 1,705,800 shares held by Small Cap, 1,150,428 shares held by other investment companies for which Fidelity is the investment advisor and 406,081 shares held by Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR. Edward C. Johnson, III is Chairman of FMR. Mr. Johnson and members of his family are the owners of approximately 49% of the voting equity of FMR. The address for FMR is 82 Devonshire St., Boston, MA 02109. The information with respect to FMR is based solely on a Schedule 13G report, dated February 13, 2008.
(b)

The shares reported as owned by Gilder, Gagnon, Howe & Co. LLC (“GGH&C”) include 2,105,913 shares in customer accounts over which partners and/or employees of GGH&C have discretionary authority to dispose of or direct the disposition of; 247,779 shares held in accounts owned by the partners of GGH&C and 53,400 shares held in the account of the GGH&C profit sharing plan. The address for GGH&C is 1775 Broadway, 26th Floor, New York, NY 10019. The information with respect to GGH&C is based solely on a Schedule 13G report, dated February 6, 2008.

(c)	PowerShares Capital Management LLC (“PowerShares”) is an investment advisor registered under Section 203 of the Investment Adviser’s Act of 1940 and a subsidiary of Investco Ltd. The address for PowerShares is 1360 Peachtree Street NE, Atlanta, GA 30309 The information with respect to GGH&C is based solely on a Schedule 13G report, dated February 14, 2008.
(d)	Arbor Capital Management, LLC (“Arbor”) is an investment adviser registered under Section 203 of the Investment Adviser’s Act of 1940. Rick D. Leggott is the CEO and owns a controlling percentage of Arbor’s outstanding voting securities. Arbor has been granted discretionary dispositive power over the shares reported as owned by it, which may be revoked in whole or in part at any time. The address for Arbor is One Financial Plaza, 120 South Sixth St., Suite 1000, Minneapolis, Minnesota 55402. The information with respect to Arbor is based solely on a Schedule 13G report, dated February 5, 2008.

Beneficial Ownership of Directors and Executive Officers

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 18, 2008 by each director, each Named Executive Officer (see “Executive Compensation” for description of individuals included in this group), and all of the directors and executive officers as a group. Beneficial ownership includes any shares which a person has the right to acquire within 60 days after the date of calculation, including shares that may be purchased by the exercise of stock options. The “percent of class” calculation for each person is based on this inclusive definition of beneficial ownership. Each person listed has sole voting power and investment power with respect to all shares of capital stock listed as beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership				Percent of Class
Directors and Executive Officers	Shares		Stock Options (a)
Francois J. Castaing (Director)	—		35,000		*
John M. Devine (Director)	—		—		—
Maurice E.P. Gunderson (Director)	—		10,000		*
Oscar B. Marx, III (Director)	723,262		107,500		3.7%
James J. Paulsen (Director)	—		55,000		*
Daniel R. Coker (Director, President and CEO)	71,642	(b)	222,500	(c)	1.3%
Lon E. Bell, Ph.D. (Director, President, BSST LLC)	106,885		45,000	(c)	*
James L. Mertes (Vice President of Quality and Operations)	21,530		150,000	(c)	*
Daniel J. Pace (Vice President of Sales and Marketing)	31,142		105,000	(c)	*
Barry G. Steele (Vice President of Finance, Chief Financial Officer, Treasurer and Secretary)	10,201		52,000	(c)	*
All executive officers and directors as a group (11 persons), including the above individuals	968,412		838,000		7.87%

*	Less than 1%.
(a)	In accordance with the rules of the Securities and Exchange Commission, the amounts listed include the number of shares of common stock purchasable pursuant to options that are either currently exercisable or exercisable within 60 days of March 18, 2008.
(b)	Includes 46,000 shares that have been pledged as collateral for a loan to a third party.
(c)	Includes 9,650, 884, 3,280, 1,039 and 4,931 restricted shares for Messrs. Coker, Bell, Mertes, Pace and Steele, respectively. The restrictions will terminate on three dates provided that the respective officer remains employed by the Company through and including such dates. On March 6, 2009 3,465, 1,224 and 1,530 shares become unrestricted for Messrs. Coker, Mertes and Steele. If the respective officer’s employment with the Company terminates prior to March 6, 2009, he will forfeit all of the restricted shares becoming unrestricted on such date but he shall be entitled to receive a cash payment as a consequence of such forfeiture equal to $56,625 for Mr. Coker, $20,000 for Mr. Mertes, and $25,000 for Mr. Steele. The officer is not entitled to any such cash payment if his employment with the Company terminates subsequent to March 6, 2009. On March 14, 2009 2,719, 884, 832, 1,039 and 1,871 shares become unrestricted for Messrs. Coker, Bell, Mertes, Pace and Steele. On March 6, 2010 the remaining restricted shares or 3,466, 1,224 and 1,530 shares become unrestricted for Messrs. Coker, Mertes and Steele.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2007, with respect to our shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
2006 Plan:	193,000	$10.22	1,558,480
1997 Plan:	1,252,883	4.73	—

Total:	1,445,883	5.44	1,558,480
Equity compensation plans not approved by stockholders (1993 Plan)	71,334	2.33	—

Total	1,517,217	5.30	1,558,480

For a description of the above Plans, see Note 8 “Accounting for Stock-Based Compensation” to the Company’s Consolidated Financial Statements filed on Form 10-K for the period ended December 31, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to us during or with respect to 2007, or written representations that no filings on Form 5 were required, we believe that during the 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with, except as follows: (a) a report on Form 4 with respect to the first exercise of options by one of our newest directors, Maurice E.P. Gunderson, was filed late; (b) six reports on Form 4 with respect to the award of stock to several of our employees under our employee bonus plan were filed late; (c) a report on Form 4 with respect to the exercise of options and sale of stock by one of our directors, James Paulsen, was filed late; (d) a report on Form 4 with respect to the sale of shares by Westar Capital II, LLC, owner of more than 10% of our issued and outstanding shares of common stock at the time of such sale, and George Argyros, who controls Westar Capital II, LLC, were filed late; (e) two reports on Form 4 with respect to the sale of shares by one of our directors, John W. Clark, was filed late; (f) three reports on Form 4 with respect to the exercise of options and sale of common stock by one of our directors, Oscar B. Marx III, made pursuant to the terms of a Rule 10b5-1 Plan established by Mr. Marx, were filed late and (g) one report on Form 4 with respect to the purchase of shares by the spouse of one of our executive officers, Daniel J. Pace, was filed late.

DIRECTOR COMPENSATION

Non-employee directors receive the following compensation as consideration for their service in their capacity as directors, in addition to reimbursement for out-of-pocket expenses incurred in attending Board of Directors and committee meetings:

•	an annual fee of $10,000 ($50,000 for the Chairman of the Board);

•	$2,000 for Board meetings they attend;

•	$1,000 for committee meetings they attend; and

•

pursuant to the Company’s 2006 Equity Incentive Plan, options to purchase 10,000 shares of Company common stock on the first business day of each calendar year, if they were a director on such date, or, if applicable, on the first date they first became a director, at an exercise price equal to the fair market value of such shares on the date of grant. These options are not exercisable until the first anniversary of the date of grant and expire on the tenth anniversary of the date of grant.

Employee directors do not receive any additional compensation in recognition for their service as a director of the Company.

The following table sets forth information concerning the compensation paid to our directors during 2007:

Name (a)	Fees Earned or Paid in Cash ($)	Options Awards ($) (b)	Total ($)
Francois J. Castaing	$32,000	$43,411	$75,411
John W. Clark (c)	36,000	43,411	79,411
John M. Devine (d)	—	—	—
Maurice E.P. Gunderson (e)	26,000	47,725	73,725
Robert T. Howard (f)	—	—	—
Oscar B. Marx, III	66,000	43,411	109,411
James J. Paulsen	36,000	43,411	79,411

(a)	Daniel R. Coker and Lon E. Bell were first appointed directors of the Company on February 12, 2007; however, both are named executive officers in the Summary Compensation Table below and receive no additional compensation for their service as a director.
(b)	The option awards listed were granted on January 3, 2007, with the exception of the award granted to Mr. Gunderson which was granted on February 12, 2007, the date he was first appointed to the Board of Directors. The dollar amount shown is based on the grant date fair market value of the options awarded during 2007 as computed in accordance with FAS 123R. The aggregate number of option awards outstanding, both exercisable and non-exercisable, as of December 31, 2007 for each of the current or former directors included in this table are as follows: Mr. Castaing—35,000, Mr. Clark—41,000, Mr. Devine—0, Mr. Gunderson—10,000, Mr. Howard—10,000, Mr. Marx—107,500, and Mr. Paulsen—45,000.
(c)	Mr. Clark resigned as a director effective January 2, 2008.
(d)	Mr. Devine was first appointed as a director effective January 2, 2008 and received no compensation during 2007.
(e)	Mr. Gunderson was first appointed a director of the Company on February 12, 2007 and received an award of 10,000 options as of such date.
(f)	Mr. Howard resigned as a director on February 12, 2007. Mr. Howard received an option award on January 3, 2007, but such options automatically terminated upon his resignation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Compensation Objectives. The Compensation Committee’s overall compensation objectives applicable to our executive officers are to provide a compensation package intended to attract, motivate and retain qualified executives and to provide them with incentives to achieve our annual goals and increase shareholder value. The Compensation Committee reviews these objectives each year in connection with its review of our proxy statement and has approved this philosophy. The Compensation Committee implements these objectives through salaries, bonuses, equity incentives, a 401(k) plan, employment and miscellaneous personal benefits. Amerigon does not maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans, other than our 401(k) Plan, which is available to all of our employees. Our objectives and reasons for selecting each of these elements are described below.

Our compensation philosophy is to emphasize compensation that provides executives with incentives to achieve our annual budgeted goals and increase shareholder value. To that end, as described below, we have adopted a bonus plan that is tied directly to achieving particular financial results, and we award equity incentives designed for executive retention and to provide executives with incentives to increase shareholder value. Each is intended to represent a potentially significant portion of our executives’ total compensation. Generally, the annual bonuses we pay are based on a varying percentage of an executive’s salary and, as a result, changes in an executive’s salary generally change the amount of his or her annual bonus. Equity incentives are generally determined based on the executive’s position rather than his or her salary.

See “Corporate Governance Information—Compensation Committee” for a discussion of the members of the Compensation Committee, their independence, the Compensation Committee’s meetings and procedures, and the role of executive officers in determining executive compensation.

Comparability. Based on reviews of information from various publications and hired consultants, their extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances, the Compensation Committee has determined that the salaries paid to the Company’s executives are in line with the compensation offered by other similarly-situated companies and that the bonus compensation is reasonable in light of the Company’s continuous increase in revenues and net income. The Compensation Committee has also determined that the total compensation, including equity compensation, paid to the Company’s executive officers is reasonable and fair based on the independent information available.

Salaries. The Compensation Committee’s policy is to provide salaries that it believes are necessary to attract and retain qualified executives. In determining its recommendations for executive officer salaries, the Compensation Committee generally relies on the recommendations of its President and Chief Executive Officer and on the Compensation Committee’s review of salaries paid to similar officers at comparable companies as described above under “Comparability”. The Compensation Committee also considers individual performance, the executive’s position and experience, the Company’s financial resources, the executive’s existing salary and the salaries of our other officers and employees. On an annual basis executive salaries are reviewed by the Compensation. Salary increase are generally granted after this review representing a combination of cost of living adjustments and merit raises and were between 4% and 6% in 2007.

Bonuses. The Compensation Committee’s policy is to make a meaningful portion of an executive’s compensation contingent on achieving financial targets for the year. For 2007, we adopted the Amerigon Incorporated 2007 Management Incentive Plan (the “2007 Plan”) for those full-time employees selected to participate in the plan by the Compensation Committee, which included all of our executive officers. The 2007 Plan is very similar to the 2006 Management Incentive Plan (the “2006 Plan”) we adopted during 2006. The 2007 Plan was designed to encourage Company employees to operate as entrepreneurial stakeholders and reward them for bringing value to the Company by meeting or exceeding financial and operational objectives. Additionally, the 2007 Plan was designed to encourage stock ownership by Company employees. To be eligible to receive an incentive award under the 2007 Plan, an employee must be employed on the bonus payment date, which date was determined by the Compensation Committee to be March 6, 2008. Employees who joined the Company during 2007 were eligible for pro rated incentive bonuses to the extent approved by the Compensation Committee. The 2007 Plan includes two potential bonus payments: a Base Level payment and a Recognition Level payment. Upon achievement of the applicable criteria for each level, eligible employees are entitled to receive bonuses based on a percentage of their salary. For the CEO, this percentage was set at 50% for the Base Level and 41% for the Recognition Level. For Company Vice-Presidents, this percentage was set at 30% at the Base

Level and 20% at the Recognition Level. For all other eligible employees, this percentage was set at 20% at the Base Level and 14% at the Recognition Level. Notwithstanding the foregoing, payments with respect to the Recognition Level are contingent upon the Company exceeding the Base Level target (described below) by at least 10% and are capped at the lesser of 30% of the Company’s earnings before interest and taxes (EBIT) above the Base Level target and $502,000. The 2007 Plan gives the Compensation Committee broad discretion to increase or decrease incentive bonuses as it deems appropriate.

The bonus payment for the Base Level is tied to the Company’s overall financial results. The 2007 Plan provides that the full Base Level bonus is earned upon achievement of the Board-approved target for the Company’s EBIT for 2007. This target was chosen because the Compensation Committee believes EBIT is a key measure of the Company’s success. Failure to meet such target would result in a reduction to the Base Level payment or no payment at all. For each 1% that the actual EBIT is less than the target EBIT, the Base Level bonus payment would be reduced by 5%. Following completion of the audit of the Company’s financial statements for 2007, the Compensation Committee determined that the EBIT target was indeed met and recommended to the Board of Directors that the entire Base Level bonus should be paid to eligible participants. The Board of Directors approved such award on March 6, 2008. The Compensation Committee does not have a formal policy regarding adjustment of bonus payments if the relevant performance measures or underlying facts upon which they are based are restated or otherwise adjusted in a manner that would materially increase or reduce the size of the incentive payment, but the Compensation Committee has concluded that, for 2007, no such restatement or adjustment occurred.

The bonus payment for the Recognition Level is tied to each eligible employee’s personal contribution to the Company’s success during the year based on a “forced ranking” system. Members of senior management rank employees based on their successes and overall job performance. The CEO reports the results of these rankings to the Compensation Committee and the Compensation Committee determines if the Recognition Level bonuses should be paid. The Compensation Committee also makes an independent determination as to whether the CEO should be paid a Recognition Level bonus based on his individual performance as well as the performance of the individuals that report to him. Individuals determined to have earned a Recognition Level Bonus are grouped into three categories with the top 25%, based on performance, placed in the group “top performers”; the next 25% placed in the group “solid performers” and the final 50% placed in the group “contributors.” The Recognition Level payment is allocated to each group as follows: top performers, 50%, solid performers, 25%, and contributors, 25%. Notwithstanding the foregoing, the Compensation Committee has the right to alter the Recognition Level payment as it deems appropriate. For 2007, the Compensation Committee determined that, based on the reports presented to it from the CEO, based on its own observations and evaluations, and based on the Company having exceeded the Base Level target by a significant amount, the maximum $502,000 Recognition Level bonus should be paid in full.

The Compensation Committee believes that stock ownership by executives, which aligns the interests of management with Company’s shareholders, is an important part of increasing shareholder value. To encourage stock ownership by Company employees, the 2007 Plan contains a feature that allows recipients of Recognition Level bonus payments to elect to receive such payments in the form of common stock of the Company rather than in cash. Such election must be made prior to determination by the Compensation Committee that a Recognition Level bonus is being awarded. If an employee elects to receive his or her Recognition Level bonus payment in the form of common stock, the 2007 Plan provides that he or she will receive that number of shares of common stock having a grant-date fair market value equal to 150% of the cash that is foregone. Two-thirds of the stock received by employees making this election is restricted stock that reverts back to the Company if the employee is no longer employed by the Company; however, one-half of the restricted stock is no longer subject to this reversion if the employee remains employed by the Company through and including the first anniversary of the grant date, and the remaining restricted stock is no longer subject to this reversion if the employee is no longer employed by the Company through and including the second anniversary of the grant date. To alleviate concerns by management that a restricted stock election may result in immediate loss of value upon termination for any reason as compared to a scenario where no election is made, the 2007 Plan also includes a feature that pays an employee whose employment with the Company has terminated prior to the first anniversary of the grant date an amount equal to the cash he or she originally elected to forego by making the election described above. The right to receive such a cash payment does not apply to any employee whose employment with the Company terminates subsequent to the first anniversary of the grant date.

Under the 2007 Plan, the Company paid cash bonuses to Company employees totaling $905,855 and issued an aggregate of 37,202 shares of stock with a grant date fair market value of $607,880; of these amounts, payments totaling $420,931 and an aggregate of 20,055 shares with a grant date fair market value of $327,699 were paid and delivered to executive officers. For fiscal 2008, the Compensation Committee has adopted an incentive compensation plan for executive officers similar to the 2007 Plan.

Equity Incentives. The Compensation Committee uses the award of stock options to executive officers to retain them and provide a long-term incentive to increase shareholder value. The Compensation Committee’s policy is that these equity incentives should be a significant portion of an executive’s potential compensation because increasing shareholder value is management’s primary objective. In 2007, the Compensation Committee concluded not to award any stock options to the Company’s executive officers. This decision was made, in part, because the 2007 Plan was considered to accomplish the goal of providing incentive to the Company’s executive officers to remain with the Company and to motivate them to achieve our annual goals and increase shareholder value.

If and when stock options are awarded by the Compensation Committee, the Committee’s policy is to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Therefore, such options only provide compensation if the price of the underlying shares increases. During 2007, stock options were issued to non-officers by the Compensation Committee under the Company’s 2006 Equity Incentive Plan. There remain 1,558,480 shares available for grant under the 2006 Equity Incentive Plan. No shares are available for grant under the 1993 Stock Option Plan or the 1997 Stock Incentive Plan. The Committee does not have a policy of timing option grants in coordination with the release of material non-public information. The Committee generally considers equity incentive grants on an annual basis and at varying times throughout the year, generally based upon recommendations from the Board of Directors that additional equity incentives are appropriate. During 2008, the Compensation Committee will evaluate whether new stock option awards for executive officers would be appropriate.

The Compensation Committee’s policy has been to grant options that vest over a specific period (generally three or four years) to provide an incentive for the recipient to remain with us, to provide a long-term incentive and to lessen the accounting charge for such options (which is generally amortized over the vesting period). We do not have any stock ownership requirements for executive officers or directors; however, each of our executives has a significant number of exercisable options. In addition, the vesting of all of our option and restricted share awards may, upon certain determinations by the Board of Directors, accelerate upon a change in control to provide a greater incentive for all optionees to complete change in control transactions that benefit shareholders by allowing them to participate in the benefits of the transaction regardless of whether their employment will continue. The vested portion of options granted to executives and directors generally remain exercisable after termination of employment until their original expiration date. The Committee’s policy is provide new executives with stock options to attract them to us. The number of options awarded is based on negotiations with new executives, management’s recommendations and the Committee’s subjective judgment primarily after reviewing the number of options granted to our other executives.

401(k) Plan. We have adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings on a tax-advantaged basis, and our executive officers are eligible to participate in this plan on the same basis as other participants. Participants may defer specified portions of their compensation and (1) we match 50% percent of employee contributions up to a contribution by us equal to 2% percent of the employee’s compensation and (2) we may, but are not required to, make additional discretionary contributions. The Compensation Committee has not made any discretionary contribution to the 401(k) Plan since its inception.

Vacation Pay. All Company employees are subject to the same vacation pay policy. The number of days of vacation time available to each employee is based on the number of years such employee has worked for the Company. Employees are encouraged to take all of their available vacation time each year, but may carryover any unused vacation time indefinitely. To the extent that an employee has more than 40 hours of accumulated vacation time at any time, he or she may elect to receive a lump sum payment for any portion of such excess hours at his or her then-current rate of pay. In addition, upon an employee’s termination of employment with the Company, he or she will receive a lump sum payment for all unused vacation time at his or her then-current rate of pay. Employees that have accumulated vacation in excess of 240 hours on June 30 or December 31 of any year are paid a mandatory lump sum payment equal to such excess at his or her then-current rate of pay.

Employment and Change in Control Agreements. The Compensation Committee’s policy is to not execute formal employment agreements executive officers. The Compensation Committee believes that it has been able to attract qualified executives without the need to negotiate and execute formal agreements. Only Dr. Lon E. Bell is subject to an employment agreement. Dr. Bell’s employment agreement was already in place when Amerigon purchased an 85% interest in BSST LLC. See “Employment Agreements” below for a description of the terms of the employment agreement between Dr. Bell and BSST LLC.

Perquisites. We provide certain of our executive officers with use of a company-owned automobile. Our most important product is the system that heats and cools automobile seats and we believe it is important that our executive officers not only thoroughly understand our product but also present themselves to others as users of our product. We allocate the costs of such automobiles between business and personal use and report the personal use portion as additional compensation paid to the applicable employee. The Company also provides club memberships to our President and Chief Executive Officer. These memberships are used for entertaining current and potential customers and suppliers and other business associates of the Company. They are also used as meeting locations. We allocate the costs of such club memberships between business and personal use and report the personal use portion as additional compensation paid to our President and Chief Executive Officer.

Section 162(m) Policy. The Compensation Committee reserves the right to pay compensation to Company executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. The Committee believes providing the compensation it deems appropriate is more important to the Company than the potential loss of related compensation deductions, especially in light of the Company’s net operating loss carryforwards, the non-cash nature of deductions available upon the exercise of stock options, and the current levels of its base salaries and bonuses. To date, Section 162(m) has not prevented us from deducting compensation paid to our executive officers.

Summary Compensation Table

The following table sets forth compensation information for 2007 and 2006 for the following “Named Executive Officers”: (1) our Chief Executive Officer (CEO), (2) our Chief Financial Officer (CFO) and (3) our three most highly compensated executive officers other than our CEO and our CFO who were serving as executive officers at the end of 2007.

Name and Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)			Option Awards ($)(c)		Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Daniel R. Coker, President and Chief Executive Officer	2007 2006	$273,500 269,197		$169,875 98,102	(f) (g)	$	— 325,583	$136,750 134,599	$38,972 90,313	$619,097 917,794

Lon E. Bell, President of BSST LLC	2007 2006	$222,000 219,434	$	— 31,875	(g)	$	— 217,055	$45,500 63,750	$13,215 13,138	$280,715 545,252

James L. Mertes, Vice President of Quality and Operations	2007 2006	$185,887 187,311		$60,000 30,000	(f) (g)	$	— 78,140	$55,766 56,193	$15,884 18,298	$317,537 369,942

Daniel J. Pace, Vice President of Sales and Marketing	2007 2006	$179,418 179,023	$	— 37,500	(g)	$	— 78,140	$103,825 53,707	$12,200 11,129	$295,443 359,499

Barry G. Steele, Vice President of Finance, Chief Financial Officer, Secretary and Treasurer	2007 2006	$179,912 177,792		$75,000 67,500	(f) (g)	$	— 104,186	$53,974 53,338	$13,116 11,751	$322,002 414,567

(a)	Includes 401(k) matching contributions paid by the Company for the benefit of the Named Executive Officers. During 2007, none of the Named Executive Officers earned a non-equity bonus that was not based on the achievement of a pre-established performance target. Bonuses earned that were tied to pre-established performance targets are reported under the columns entitled “Stock Awards” and “Non-Equity Incentive Plan Compensation.”
(b)	See “Compensation Discussion and Analysis – Bonuses” for a description of stock awards granted to executive officers under our incentive bonus plan. Amounts shown for 2006 were awarded to the executives based on 2006 financial results, but were not paid until 2007. Amounts shown for 2007 were awarded to the executives based on 2007 financial results, but were not paid until 2008. The dollar amount shown for each stock award represents the full fair market value of the stock award on the date of grant.
(c)	The dollar amount shown is based on the grant date fair market value of the options awarded during the applicable year as computed in accordance with FAS 123R.
(d)	See “Compensation Discussion and Analysis – Bonuses” for a description of non-equity incentive plan compensation for executive officers under our incentive bonus plan. Amounts shown for 2006 were awarded to the executives based on 2006 financial results, but were not paid until 2007. Amounts shown for 2007 were awarded to the executives based on 2007 financial results, but were not paid until 2008.
(e)	See “Compensation Discussion and Analysis – Perquisites” for a description of other compensation paid to executive officers. The amounts shown include payments by the Company for (i) unused vacation time off (see Vacation Pay above), (ii) automobiles used by the Named Executive Officers (iii) club memberships used by Mr. Coker and (iv) 401 (k) Plan matching contributions (See 401 (k) Plan above). With respect to (ii) and (iii), the Company has only disclosed the portion of such items determined to be related to the Named Executive Officer’s personal use.

(f)	Includes 6,931, 2,448 and 3,060 restricted shares for Messrs. Coker, Mertes, and Steele, respectively. The restrictions terminate with respect to half of these restricted shares on March 6, 2009, and with respect to the remainder of these restricted shares on March 6, 2010, provided that the respective officer remains employed by the Company through and including such dates. If the respective officer’s employment with the Company terminates prior to March 6, 2009, he will forfeit all of these restricted shares but he shall be entitled to receive a cash payment as a consequence of such forfeiture equal to $56,625 for Mr. Coker, $20,000 for Mr. Mertes and $25,000 for Mr. Steele. The officer is not entitled to any such cash payment if his employment with the Company terminates subsequent to March 6, 2009.
(g)	Includes 5,437, 1,767, 1,663, 2,078 and 3,741 restricted shares for Messrs. Coker, Bell, Mertes, Pace and Steele, respectively. The restrictions terminated with respect to half of these restricted shares on March 14, 2008, and will terminate with respect to the remainder of these restricted shares on March 14, 2009, provided that the respective officer remains employed by the Company through and including such date.

Grants of Plan Based Awards

(including Option Grants in the Last Fiscal Year)

The following table sets forth information concerning each grant of an award made during 2007 to each of our Named Executive Officers.

Name	Payouts Under Non-Equity Incentive Plan Awards (a)	Payouts Under Equity Incentive Plan Awards (#)(a)
Daniel R. Coker	$136,750	10,396	(b)

Lon E. Bell	45,500	—

James L. Mertes	55,766	3,672	(b)

Daniel J. Pace	103,825	—

Barry Steele	53,974	4,590	(b)

(a)	See “Compensation Discussion and Analysis – Bonuses” for a description of equity and non-equity incentive plan compensation for executive officers under our incentive bonus plan. As described, executive officers are entitled to receive a cash payment upon the achievement of certain financial performance measures. At the executive officer’s election, such officer may receive stock in lieu of a portion of the cash payment, a portion of which is restricted stock. For the purposes of this table, (i) the cash amount shown under “Payouts Under Non-Equity Incentive Plan Awards” is the actual cash the officer received after making an election, if any, to receive a portion of his or her performance bonus for 2007 in the form of stock, and (ii) the number of shares shown under “Payouts Under Equity Incentive Plan Awards” is the actual number of shares of stock received by such officer after making an election, if any, to receive a portion of his or her performance bonus for 2007 in the form of stock. Such cash payments and stock awards were earned during 2007 but were not paid or distributed until 2008. The Compensation Committee did not modify or waive any of the criteria applied to determine if the incentive plan awards show above were earned. For an explanation of the amount of salary and non-equity incentive plan awards in proportion to total compensation, see “Compensation Discussion and Analysis – General Compensation Objectives” above.
(b)	Includes 6,931, 2,448 and 3,060 restricted shares for Messrs. Coker, Mertes and Steele, respectively. The restrictions will terminate with respect to half of these restricted shares on March 6, 2009, and with respect to the remainder of these restricted shares on March 6, 2010, provided that the respective officer remains employed by the Company through and including such dates. If the respective officer’s employment with the Company terminates prior to March 6, 2009, he will forfeit all of these restricted shares but he shall be entitled to receive a cash payment as a consequence of such forfeiture equal to $56,625 for Mr. Coker, $20,000 for Mr. Mertes and $25,000 for Mr. Steele. The officer is not entitled to any such cash payment if his employment with the Company terminates subsequent to March 6, 2009.

Employment Agreements

Dr. Lon E. Bell is the only employee of the Company or its subsidiary, BSST LLC, to have an employment agreement. Under such agreement, Dr. Bell is entitled to a base salary of $180,000. Dr. Bell is also entitled to participate in incentive savings and retirement plans, welfare benefit plans, expense reimbursement policies, fringe benefits and vacation policies that are in effect generally with respect to other executives of the Company. The agreement renews automatically every year unless Dr. Bell or BSST gives written notice to the other 30 days prior to the expiration of the then-existing term. Upon Dr. Bell’s termination, whether for disability, death or otherwise, Dr. Bell is entitled to certain severance benefits under the employment agreement. In addition, Dr. Bell has entered into a revenue sharing agreement with BSST for certain intellectual property contributed to BSST by Dr. Bell. Finally, under BSST’s limited liability company agreement, Dr. Bell has been granted certain anti-dilution and pre-emptive rights with respect to his 15% ownership interest in BSST.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and stock that has not vested for each of the Named Executive Officers as of December 31, 2007.

	Option Awards						Stock Awards (a)
	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)
Name	Grant Date		Exercisable	Unexercisable
Daniel R. Coker	6/15/1998 6/23/1999 6/23/1999 9/10/2002 5/19/2004 12/29/2006	(c) (d) (e) (f) (f) (f)	6,000 118,233 6,767 40,000 60,000 37,500	— — — — — 37,500	$3.45 3.06 3.06 1.48 4.90 9.66	6/15/2008 6/23/2009 6/23/2009 9/10/2012 5/19/2014 12/29/2016	9,650	$145,962

Lon E. Bell	1/28/2003 1/28/2004 12/29/2006	(c) (c) (f)	10,000 10,000 25,000	— — 25,000	2.20 4.40 9.66	1/28/2013 1/28/2014 12/29/2016	884	10,635

James L. Mertes	1/27/1998 6/15/1998 6/23/1999 9/10/2002 5/19/2004 12/29/2006	(b) (c) (d) (f) (f) (f)	2,000 6,000 75,000 30,000 30,000 9,000	— — — — — 9,000	11.40 3.45 3.06 1.48 4.90 9.66	1/27/2008 6/15/2008 6/23/2009 9/10/2012 5/19/2014 12/29/2016	3,280	50,009

Daniel J. Pace	4/20/1998 6/15/1998 6/23/1999 9/10/2002 5/19/2004 12/29/2006	(b) (c) (d) (f) (f) (f)	2,000 4,000 50,000 10,000 30,000 9,000	— — — — — 9,000	5.55 3.45 3.06 1.48 4.90 9.66	4/20/2008 6/15/2008 6/23/2009 9/10/2012 5/19/2014 12/29/2016	1,039	12,499

Barry Steele	10/11/2004 12/29/2006	(f) (f)	40,000 12,000	10,000 12,000	3.50 9.66	10/11/2014 12/29/2016	4,931	72,508

(a)	Some of the stock awards shown below were not outstanding as of December 31, 2007; however, because such awards were awarded based on financial results for the year ended December 31, 2007, they are included on this table. The market value of shares of stock have not vested is based on the full fair market value of the stock award on the date of grant.
(b)	The option is subject to a vesting schedule in which the underlying shares are available in three equal annual installments beginning on the first anniversary of the grant date.
(c)	The option is exercisable on the date of grant.
(d)	The option is subject to a vesting schedule in which 20% of the underlying shares are available on the grant date, an additional 20% are available on each of the first, second and the third anniversary of the grant date and 10% is available 19 months after the grant date and on the fifth anniversary of the grant date.
(e)	The option is subject to a vesting schedule in which the underlying shares are available in three equal installments: the first available on the grant date and the second and third installments available on the first and second anniversary of the grant date.
(f)	The option is subject to a vesting schedule in which the underlying shares are available in four equal installments: the first available on the grant date and the second, third and fourth installments available on the first, second and third anniversary of the grant date.

Post-Termination and Change in Control Agreements

Under the terms of the Company’s 2006 Equity Incentive Plan, 1997 Stock Incentive Plan and 1993 Stock Option Plan, the occurrence of a “change in control” of the Company, as such term is defined in each plan, may result under certain circumstances in immediate vesting of the unvested options issued under each plan. Under the terms of each plan, the Board of Directors, acting as the Committee administering each plan, has discretion in determining whether a change in control has occurred and the consequences of such change in control. If the Board of Directors were to determine that all restrictions with respect to restricted stock awards would terminate, and all unvested stock options would vest, upon an event that the Board of Directors has determined is a change in control, the Named Executive Officers would receive the following benefits, assuming such event occurred effective December 31, 2007:

	Aggregate Securities Underlying Unvested Options
Name	Number of Securities	Option Exercise Price	Number of Shares Subject to Restrictions	Estimated Value of Payments upon a Change in Control (a)
Daniel R. Coker	37,500	$9.66	9,650	$430,500 204,001

Lon E. Bell	25,000	9.66	884	287,000 18,688

James L. Mertes	9,000	9.66	3,280	103,320 69,339

Daniel J. Pace	9,000	9.66	1,039	103,320 21,964

Barry Steele	10,000 12,000	3.50 9.66	4,931	176,400 137,760 104,241

(a)	The values shown are based on the following assumptions: (1) that the benefit of acceleration of the vesting of options equals the difference between the closing sales price of our common shares on December 31, 2007 and the exercise price of the unvested options multiplied by the number of common shares underlying the unvested options held by the executive at December 31, 2007 and (2) that the benefit of termination of restrictions on restricted stock equals the closing sales price of our common shares on December 31, 2007 multiplied by the number of common shares subject to restriction held by the executive on December 31, 2007.

Excluding the foregoing, there are no agreements between the Company and any of its employees by which the resignation, retirement or termination of an employee, including as the result of a change in control of the Company, results in payments or other compensation owing to such employee.

Option Exercises and Stock Vested

The following table represents options that were exercised in 2007 by Executive Officers of the Company:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
Daniel R. Coker	8,000	$51,193
Lon E. Bell	90,500	$1,461,459

OTHER MATTERS

If any matters not referred to in this proxy statement should properly come before the Annual Meeting, the holders of your proxy will vote your shares in accordance with their judgment. We are not aware of any such matters that may be presented for action at the Annual Meeting. Your proxy may also vote your shares on matters regarding the conduct of the Annual Meeting.

Enclosed with this proxy statement is our Annual Report for the year ended December 31, 2007. The Annual Report is enclosed for the convenience of shareholders only and should not be viewed as part of the proxy solicitation material. If any person who was a beneficial owner of common stock on the record date for the Annual Meeting desires additional copies of the Annual Report, they will be furnished without charge upon receipt of a written request. The request should identify the person making the request as a stockholder as of the record date and should be directed to Barry Steele, Secretary of Amerigon Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

By Order of the Board of Directors,

Daniel R. Coker

President and Chief Executive Officer

PROXY

AMERIGON INCORPORATED

21680 HAGGERTY ROAD

SUITE 101

NORTHVILLE, MICHIGAN 48167

The undersigned, revoking all prior proxies, hereby appoints Daniel R. Coker and Barry Steele as Proxies, each with the power to appoint his or her substitute, and hereby, authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Amerigon Incorporated held of record by the undersigned on April 10, 2008 at the annual meeting of shareholders to be held on May 15, 2008 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES. WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF DANIEL R. COKER AND BARRY STEELE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

☒ Please mark your votes as in this example

ELECTION OF DIRECTORS: The election to the Board of Directors of the nominee(s) specified in the Proxy Statement:

☐ FOR all nominees	☐ WITHHOLD from all nominees	☐ WITHHOLD from the nominees listed below

Lon E. Bell, Francois J. Castaing, Daniel E. Coker, John M. Devine, Maurice E.P. Gunderson, Oscar B. Marx III and James J. Paulsen

(INSTRUCTION: To withhold authority to vote for particular nominee(s), write the name(s) of the nominee(s) in the space below.

If you list less than all of the nominees below, your shares will be voted FOR the remaining nominee(s))

___________________________________________________________________________________________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Signature

Signature (if jointly held)

Dated:	___________________________________, 2008

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND AGENTS SHOULD GIVE THEIR FULL TITLES. IF THE STOCKHOLDER IS A CORPORATION, SIGN IN FULL CORPORATE NAME BY THE AUTHORIZED OFFICER.